Exhibit 10.31
Graphic Packaging Holding Company

Performance-Based Restricted Stock Unit Award Agreement
     THIS AGREEMENT, effective as of the Grant Date set forth on the signature page hereto, represents the grant by Graphic Packaging Holding Company (the “Company”) to the participant named on the signature page hereto (the “Participant”) of Performance-Based Restricted Stock Units (“Performance RSUs”), representing the right to earn shares of the Company’s common stock or the equivalent value thereof in cash, pursuant to the provisions of the Graphic Packaging Corporation 2004 Stock and Incentive Compensation Plan, as such plan may be amended from time to time (the “Plan”), and subject to the terms and conditions set forth in this award agreement (this “Agreement”).
     The parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:
(a)	“Delayed 409A Settlement Date” shall mean the first day of the seventh month following the Participant’s separation from service (or if the Participant dies during such period, the date of the Participant’s death).

(b)	“Fair Market Value” as of a given date shall mean the closing price of the Company’s common stock on the NYSE (or other established stock exchange or market) on such date, or if such day is not a trading day, on the immediately preceding trading day.

(c)	“Grant Date” means the date set forth on the signature page hereto.

(d)	“Involuntary Termination” means the involuntary termination of the Participant’s employment by the Company or any Affiliate or Subsidiary other than for Cause, death or Disability.

(e)	“Performance Period” means the three calendar years beginning January 1, 2009 and ending on December 31, 2011.

(f)	“Performance Year” means a given calendar year within the Performance Period.

(g)	“Pro-Rata Amount” means the number of Performance RSUs (rounded to the nearest whole number) equal to the product of (a) the number of Performance RSUs that would otherwise have been earned based on actual performance as of the end of last completed Performance Year (using an average over such Performance Years if more than one), times (b) a fraction, the numerator of which is the number of full 12-month periods between the Grant Date and the date of termination of the Participant’s employment by reason of death, Disability, Retirement or Involuntary Termination, and the denominator of which is three.

(h)	“Retirement” means voluntary termination of employment after age 65, or after age 62 with 25 years of service to the Company, its Affiliates or Subsidiaries or their predecessors.
     2. Grant of Performance RSUs. The target number of Shares subject to this award is shown on the signature page of this Agreement (the “Target Award”). Depending on the Company’s level of achievement of specified performance goals for the three year period beginning January 1, 2009 and ending December 31, 2011, the Participant may earn 0% to 150% of the Target Award, in accordance with the matrices attached hereto as Exhibit A (as supplemented hereafter for each new Performance Year) and the terms of this Agreement.
     3. Earning and Vesting of Performance RSUs. The Performance RSUs do not represent actual shares of stock. The Performance RSUs represent the right to earn from 0% to 150% of the Target Award, based on the Company’s achievement of performance goals as set forth on Exhibit A hereto (as supplemented hereafter for each new Performance Year). At the end of the Performance Period (and not later than the third anniversary of the Grant Date), the results for each Performance Year shall be averaged to determined the overall number of Performance RSUs earned.
     In the case of a Change of Control occurring prior to December 31, 2011, the number of Performance RSUs earned shall be determined based on actual performance for Performance Years completed prior to the Change of Control and based on assumed target performance for any incomplete Performance Year in which the Change of Control occurs or for Performance Years after the Change in Control.
     Any Performance RSUs earned will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):
(a)	the third anniversary of the Grant Date, provided the Participant has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, or

(b)	the occurrence of a Change of Control, provided the Participant has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, or

(c)	as to the Pro-Rata Amount only, the termination of the Participant’s employment due to death, Disability or Retirement, or

(d)	as to the Pro-Rata Amount only, on the 60th day after the Participant’s Involuntary Termination; provided that the Participant shall have executed a separation agreement including a release of claims in a form satisfactory to the Company and the release shall have become irrevocable within such 60-day period.
If the Participant’s employment with the Company or an Affiliate or Subsidiary terminates prior to the Vesting Date for any reason other than as described above (or in the case of the Participant’s Involuntary Termination, if the Participant fails to execute or revokes a release of claims in a form satisfactory to the Company within the applicable 60-day period), the Participant shall forfeit all right, title and interest in and to the unvested Performance RSUs as of the date of such termination (or as of the 60th day after the Participant’s Involuntary Termination, as applicable) and the Performance RSUs will be cancelled by the Company without further consideration or any act or action by the Participant.
     4. Settlement of Performance RSUs. The vested Performance RSUs shall be valued as of the later of (i) the Vesting Date, or (ii) if vesting occurs by reason of the Participant’s termination of employment other than due to death and the Participant is a “specified employee” of the Company for purposes of Code Section 409A as of the date of such separation from service, the Delayed 409A Settlement Date (as applicable, the “Valuation Date”), based on the Fair Market Value of the Company’s common stock as of the Valuation Date (the “Settlement Value”). The Participant shall be entitled to receive 2/3 of the Settlement Value in Shares (the number of Shares being determined by dividing the Settlement Value by the Fair Market Value of the Company’s common stock as of the Valuation Date) and 1/3 of the Settlement Value in cash. Payout of the Performance RSUs shall be made on a date to be determined by the Company that is within 60 days after the Vesting Date (or within 75 days after the date of Involuntary Termination, in the case of vesting under Section 3(d)); provided, however, that if the Valuation Date is the Delayed 409A Settlement Date, then payout of the Performance RSUs (based on the

Settlement Value) shall be made on a date to be determined by the Company that is within 60 days after the Delayed 409A
Settlement Date.
     5. Nontransferability. The Performance RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. The designation of a beneficiary shall not constitute a Transfer.
     6. Limitation of Rights. The Performance RSUs do not confer to the Participant or the Participant’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the Performance RSUs. Upon conversion of the Performance RSUs into Shares, the Participant will obtain full voting and other rights as a shareholder of the Company.
     7. Continuation of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate or Subsidiary to terminate the Participant’s employment at any time, nor confer upon the Participant any right to continue in employment of the Company or any Affiliate or Subsidiary.
     8. Payment of Taxes. The Company or any Affiliate or Subsidiary employing the Participant has the authority and the right to deduct or withhold, or require the Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance RSUs. With respect to withholding required upon any taxable event arising as a result of the Performance RSUs, the employer will satisfy the tax withholding requirement on the cash portion by withholding cash equal to the total minimum statutory tax required to be withheld, and on the Share portion by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to (but no more than) the total minimum statutory tax required to be withheld The obligations of the Company under this Agreement to payout the Performance RSUs will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
     9. Plan Controls. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be final and binding upon the Participant. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative (except for any definitions of terms which are specifically set forth herein). Any conflict between this Agreement and the terms of a written employment agreement with the Participant shall be decided in favor of the provisions of this Agreement.
     10. Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant. The waiver by the Company of breach of any provision of this Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
     11. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     12. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the state of Delaware without giving effect to the principles of conflicts of law.
     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Grant Date set forth below.

Graphic Packaging Holding Company
By:	/s/ Cynthia A. Baerman
Cynthia A. Baerman
Senior Vice President, Human Resources

Participant
By:
	Name:	«First_Name» «Middle_Initial__Name»
«Last_Name»

Grant Date: March 4, 2009

EXHIBIT A
Performance Goals and Payout Matrix
The Performance RSUs will be earned, in whole or in part, based on the Company’s achievement of selected performance goals over the three-year period beginning January 1, 2009 and ending December 31, 2011 (the “Performance Period”).
Within the first 90 days of each Performance Year, the Committee shall establish performance goals for that Performance Year based on up to three metrics relevant to the Company’s annual business plan, including but not limited to the following:
➢	Debt Reduction

➢	Cost Reduction

➢	Revenue from New Products

➢	Return on Invested Capital (ROIC)
The Committee shall assign a weight to each performance metric (for a total of 100%) and approve threshold, target and maximum payout levels for each, in accordance with the following table, which shall be set out in a supplement to this Exhibit A for each such year (Exhibit A-2009, Exhibit A-2010 and Exhibit A-2011):

	AA% Weight		BB% Weight		CC% Weight
	Metric 1		Metric 2		Metric 3
	Performance	Performance as	Performance	Performance as	Performance	Performance as
Payout Level	Requirement	% of Target	Requirement	% of Target	Requirement	% of Target
0%	<$XX	N/A	<$XX	N/A	<$XX	N/A
50%	$XX	80%	$XX	80%	$XX	80%
100%	$YY	100%	$YY	100%	$YY	100%
150%	$ZZ	120%	$ZZ	120%	$ZZ	120%

*	Payout for performance between points is interpolated on a straight-line basis
Performance under each metric is independent of performance under the others. The results for each metric are multiplied by the applicable weightings and then added together. Notwithstanding the performance matrix, the Committee may make equitable adjustments to the payout level for any metric to take into account changes in accounting principles, changes in tax laws, business acquisitions or dispositions, unusual or non-recurring events, natural disasters or other events that the Committee deems relevant to the achievement of targeted performance.
At the end of the Performance Period (and not later than the third anniversary of the Grant Date), the results for each Performance Year shall be averaged to determined the overall number of Performance RSUs earned.
In the case of a Change of Control occurring prior to December 31, 2011, the Performance Period shall end on the date of the Change of Control. The number of Performance RSUs earned for the shortened Performance Period shall be determined based on actual performance for Performance Years completed prior to the Change of Control and based on assumed target performance for any incomplete Performance Year in which the Change of Control occurs or for Performance Years after the Change in Control.